HomeStreet Reports Second Quarter 2021 Results

Fully diluted EPS $1.37	ROE: 16.3% ROTCE: 17.2%	ROAA: 1.59%
SEATTLE –July 26, 2021 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended June 30, 2021. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“Our second quarter results continued our outstanding start to 2021,” stated Mark Mason, HomeStreet’s Chairman, Chief Executive Officer and President. “Each of our lines of business continues to meet or exceed our expectations and the strong credit quality of our loan portfolio continues to improve. Our earnings for the second quarter remained solid as higher net interest income, lower noninterest expenses and a recovery of our allowance for credit losses offset an expected decrease in single family mortgage volumes and profit margins. Our higher net interest income benefited from Paycheck Protection Program (“PPP”) loan forgiveness, higher loan portfolio balances and still declining deposit costs. Additionally, our continuing strategic focus on improving our operating efficiency and deposit composition is evident in our results over the last year.”

Operating Results
                  Second quarter compared to first quarter 2021

•Net income: $29.2 million compared with $29.7 million
•Earnings per fully diluted share: $1.37 compared to $1.35
•Net interest margin: 3.45%, compared to 3.29%
•ROE: 16.3% compared to 16.4%
•ROTCE: 17.2% compared to 17.3%
•Return on average assets: 1.59% compared to 1.65%
•Efficiency ratio: 62.8% compared to 60.0%

Financial Position
                    Second quarter compared to first quarter 2021
•Loan portfolio originations: $912 million, a 19% increase
•Single family loans held for sale originations: $563 million, a 10% decrease
•Commercial and consumer noninterest-bearing deposits increased 8%
•Period ending cost of deposits: 0.16%, compared to 0.21%
•Book value per share: $34.09, compared to $32.84
•Tangible book value per share: $32.53, compared to $31.31

“Our loan portfolio originations were $912 million in the second quarter, resulting in a 2% increase in loans held for investment,” added Mr. Mason. “Excluding the impact of the paydown in PPP loans, and despite continuing high levels of prepayments, our loans held for investment increased $278 million, an annualized rate of 23%. Of note, we originated $1.2 billion of CRE loans, including multifamily, non-owner occupied and construction loans in the first half of this year, a record for the Company. Additionally, our deposit composition continued to improve as noninterest-bearing deposits as a percentage of total deposits increased to 26%.”

Other	•Repurchased a total of 565,356 shares of our common stock at an average price of $44.22 per share during the second quarter •Declared and paid a cash dividend of $0.25 per share in the quarter

Mr. Mason concluded, “Since June 2019 and the beginning of 2021, we have repurchased over 24% and 5%, respectively of our outstanding shares. We anticipate continuing to efficiently retain capital for growth and return excess capital to shareholders.”

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 27, 2021 at 1:00 p.m. ET. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss second quarter 2021 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10157456 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. ET.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10157456.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
John.Michel@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(in thousands, except per share data and FTE data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Select Income Statement Data:
Net interest income	$57,972	$54,517	$56,048	$55,684	$51,496
Provision for credit losses	(4,000)	—	—	—	6,469
Noninterest income	28,224	38,833	43,977	36,155	36,602
Noninterest expense	52,815	56,608	64,770	58,057	57,652
Income:
Before income taxes	37,381	36,742	35,255	33,782	23,977
Total	29,157	29,663	27,598	26,349	18,904
Net income per share - diluted	1.37	1.35	1.25	1.15	0.81
Core net income: (1)
Total	29,157	29,663	32,384	28,187	20,155
Net income per share - diluted	1.37	1.35	1.47	1.23	0.86

Selected Performance Ratios:
Return on average equity - annualized	16.3%	16.4%	15.3%	14.6%	10.9%
Return on average tangible equity - annualized: (1)
Net income	17.2%	17.3%	16.2%	15.5%	11.6%
Core (1)	17.2%	17.3%	19.0%	16.6%	12.4%
Return on average assets - annualized:
Net income	1.59%	1.65%	1.47%	1.40%	1.05%
Core (1)	1.59%	1.65%	1.73%	1.50%	1.12%

Efficiency ratio (1)	62.8%	60.0%	56.1%	59.9%	62.6%
Net interest margin	3.45%	3.29%	3.26%	3.20%	3.12%

Other data:
Full-time equivalent employees ("FTE")	997	1,013	1,013	999	987

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of:
(in thousands, except share and per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Selected Balance Sheet Data:
Loans held for sale	$225,241	$390,223	$361,932	$421,737	$303,546
Loans held for investment, net	5,332,626	5,227,727	5,179,886	5,229,477	5,367,278
Allowance for credit losses ("ACL")	59,897	64,047	64,294	64,892	65,000
Investment securities	1,007,658	1,049,105	1,076,364	1,111,468	1,171,821
Total assets	7,167,951	7,265,191	7,237,091	7,409,641	7,351,118
Deposits	6,086,527	6,131,233	5,821,559	5,815,690	5,656,321
Borrowings	50,000	84,500	322,800	514,590	713,590
Long-term debt	125,932	125,885	125,838	125,791	125,744
Total shareholders' equity	708,731	701,463	717,750	696,306	694,649
Other Data:
Book value per share	$34.09	$32.84	$32.93	$31.66	$30.19
Tangible book value per share (1)	$32.53	$31.31	$31.42	$30.15	$28.73
Equity to assets	9.9%	9.7%	9.9%	9.4%	9.4%
Tangible common equity to tangible assets (1)	9.5%	9.2%	9.5%	9.0%	9.0%
Shares outstanding at end of period	20,791,659	21,360,514	21,796,904	21,994,204	23,007,400
Loans to deposit ratio	92.3%	92.7%	96.3%	98.3%	101.4%
Credit Quality:
ACL to total loans (2)	1.18%	1.34%	1.33%	1.33%	1.30%
ACL to nonaccrual loans	287.5%	297.3%	310.3%	307.2%	296.7%
Nonaccrual loans to total loans	0.39%	0.41%	0.40%	0.40%	0.40%
Nonperforming assets to total assets	0.31%	0.32%	0.31%	0.30%	0.31%
Nonperforming assets	$22,319	$23,025	$22,097	$22,084	$22,642
Regulatory Capital Ratios:
Bank
Tier 1 leverage ratio	9.95%	10.01%	9.79%	9.40%	9.79%
Total risk-based capital	14.36%	14.84%	14.76%	13.95%	14.08%
Company
Tier 1 leverage ratio	9.78%	9.83%	9.65%	9.34%	9.73%
Total risk-based capital	13.59%	14.05%	14.00%	13.33%	13.48%

(1)For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.
(2)The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including Paycheck Protection Program ("PPP") loan balances.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2021	December 31, 2020

ASSETS
Cash and cash equivalents	$88,471	$58,049
Investment securities	1,007,658	1,076,364
Loans held for sale	225,241	361,932
Loans held for investment, (net of allowance for credit losses of $59,897 and $64,294)	5,332,626	5,179,886
Mortgage servicing rights	98,985	85,740
Premises and equipment, net	60,725	65,102
Other real estate owned	1,484	1,375
Goodwill and other intangibles	32,295	32,880
Other assets	320,466	375,763
Total assets	$7,167,951	$7,237,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$6,086,527	$5,821,559
Borrowings	50,000	322,800
Long-term debt	125,932	125,838
Accounts payable and other liabilities	196,761	249,144
Total liabilities	6,459,220	6,519,341
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
20,791,659 and 21,796,904 shares issued and outstanding	260,774	278,505
Retained earnings	420,111	403,888
Accumulated other comprehensive income	27,846	35,357
Total shareholders' equity	708,731	717,750
Total liabilities and shareholders' equity	$7,167,951	$7,237,091

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Interest income:
Loans	$57,078	$55,728	$110,646	$114,737
Investment securities	5,010	5,999	10,961	10,386
Cash, Fed Funds and other	159	75	331	428
Total interest income	62,247	61,802	121,938	125,551
Interest expense:
Deposits	2,773	8,175	6,423	22,958
Borrowings	1,502	2,131	3,026	5,663
Total interest expense	4,275	10,306	9,449	28,621
Net interest income	57,972	51,496	112,489	96,930
Provision for credit losses	(4,000)	6,469	(4,000)	20,469
Net interest income after provision for credit losses	61,972	45,027	116,489	76,461
Noninterest income:
Net gain on loan origination and sale activities	21,271	30,027	54,730	52,568
Loan servicing income	1,931	2,402	2,679	8,503
Deposit fees	1,997	1,566	3,821	3,456
Other	3,025	2,607	5,827	4,705
Total noninterest income	28,224	36,602	67,057	69,232
Noninterest expense:
Compensation and benefits	34,378	34,427	70,213	66,859
Information services	6,949	7,405	13,733	14,929
Occupancy	5,973	7,959	12,465	14,728
General, administrative and other	5,515	7,861	13,012	16,320
Total noninterest expense	52,815	57,652	109,423	112,836
Income before income taxes	37,381	23,977	74,123	32,857
Income tax expense	8,224	5,073	15,303	6,814
Net income	$29,157	$18,904	$58,820	$26,043

Net income per share:
Basic	$1.38	$0.81	$2.76	$1.11
Diluted	$1.37	$0.81	$2.72	$1.10
Weighted average shares outstanding:
Basic	21,057,473	23,330,494	21,345,969	23,509,712
Diluted	21,287,974	23,479,845	21,623,298	23,670,063

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest income:
Loans	$57,078	$53,568	$56,724	$57,538	$55,728
Investment securities	5,010	5,951	5,733	5,667	5,999
Cash, Fed Funds and other	159	172	267	532	75
Total interest income	62,247	59,691	62,724	63,737	61,802
Interest expense:
Deposits	2,773	3,650	4,853	5,986	8,175
Borrowings	1,502	1,524	1,823	2,067	2,131
Total interest expense	4,275	5,174	6,676	8,053	10,306
Net interest income	57,972	54,517	56,048	55,684	51,496
Provision for credit losses	(4,000)	—	—	—	6,469
Net interest income after provision for credit losses	61,972	54,517	56,048	55,684	45,027
Noninterest income:
Net gain on loan origination and sale activities	21,271	33,459	36,866	33,130	30,027
Loan servicing income (loss)	1,931	748	2,570	(1,582)	2,402
Deposit fees	1,997	1,824	1,858	1,769	1,566
Other	3,025	2,802	2,683	2,838	2,607
Total noninterest income	28,224	38,833	43,977	36,155	36,602
Noninterest expense:
Compensation and benefits	34,378	35,835	35,397	34,570	34,427
Information services	6,949	6,784	7,674	7,401	7,405
Occupancy	5,973	6,492	12,241	8,354	7,959
General, administrative and other	5,515	7,497	9,458	7,732	7,861
Total noninterest expense	52,815	56,608	64,770	58,057	57,652
Income before income taxes	37,381	36,742	35,255	33,782	23,977
Income tax expense	8,224	7,079	7,657	7,433	5,073
Net income	$29,157	$29,663	$27,598	$26,349	$18,904

Net income per share:
Basic	$1.38	$1.37	$1.27	$1.16	$0.81
Diluted	$1.37	$1.35	$1.25	$1.15	$0.81
Weighted average shares outstanding:
Basic	21,057,473	21,637,671	21,798,545	22,665,069	23,330,494
Diluted	21,287,974	21,961,828	22,103,902	22,877,226	23,479,845

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended		Six Months Ended
Average Balances:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Investment securities	$1,032,995	$1,117,449	$1,049,091	$1,048,637
Loans	5,664,187	5,505,913	5,635,181	5,362,124
Total interest earning assets	6,783,707	6,670,106	6,761,587	6,461,626
Deposits: Interest-bearing	4,577,504	4,220,307	4,583,342	4,277,032
Deposits: Non-interest-bearing	1,541,317	1,274,891	1,487,708	1,142,186
Borrowings	179,543	726,330	191,422	605,031
Long-term debt	125,901	125,713	125,878	125,690
Total interest-bearing liabilities	4,882,948	5,072,350	4,900,642	5,007,753

Average Yield/Rate:
Investment securities	2.20%	2.40%	2.34%	2.23%
Loans	4.02%	4.03%	3.93%	4.26%
Total interest earning assets	3.70%	3.74%	3.65%	3.91%
Deposits: Interest-bearing	0.24%	0.78%	0.28%	1.08%
Total deposits	0.18%	0.60%	0.21%	0.86%
Borrowings	0.31%	0.36%	0.32%	0.82%
Long-term debt	4.31%	4.55%	4.32%	4.80%
Total interest-bearing liabilities	0.35%	0.81%	0.39%	1.15%
Net interest rate spread	3.35%	2.93%	3.26%	2.76%
Net interest margin	3.45%	3.12%	3.37%	3.03%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Investment securities	$1,032,995	$1,065,423	$1,098,367	$1,149,196	$1,117,449
Loans	5,664,187	5,605,868	5,705,512	5,745,653	5,505,913
Total interest earning assets	6,783,707	6,739,335	6,877,872	6,972,626	6,670,106
Deposits: Interest-bearing	4,577,504	4,589,126	4,491,440	4,326,808	4,220,307
Deposits: Noninterest-bearing	1,541,317	1,433,765	1,421,182	1,398,640	1,274,891
Borrowings	179,543	203,621	471,175	735,493	726,330
Long-term debt	125,901	125,854	125,807	125,760	125,713
Total interest-bearing liabilities	4,882,948	4,918,601	5,088,422	5,188,061	5,072,350

Average Yield/Rate:
Investment securities	2.20%	2.47%	2.35%	2.23%	2.40%
Loans	4.02%	3.85%	3.93%	3.96%	4.03%
Total interest earning assets	3.70%	3.60%	3.65%	3.66%	3.74%
Deposits: Interest-bearing	0.24%	0.32%	0.43%	0.55%	0.78%
Total deposits	0.18%	0.25%	0.33%	0.42%	0.60%
Borrowings	0.31%	0.32%	0.35%	0.35%	0.36%
Long-term debt	4.31%	4.33%	4.35%	4.38%	4.55%
Total interest-bearing liabilities	0.35%	0.42%	0.52%	0.62%	0.81%
Net interest rate spread	3.35%	3.18%	3.13%	3.04%	2.93%
Net interest margin	3.45%	3.29%	3.26%	3.20%	3.12%

Results of Operations

Non-core Amounts

During the first six months of 2020, non-core items included $1.8 million of impairments related to vacant space resulting from our prior restructuring, $0.7 million of income related to a contingent payout related to our 2019 sale of discontinued home lending centers and $1.6 million of other restructuring costs. We had no similar charges in the quarter or six months ended June 30, 2021.

Second Quarter of 2021 Compared to the First Quarter of 2021

Our net income and income before taxes were $29.2 million and $37.4 million, respectively, in the second quarter of 2021, as compared to $29.7 million and $36.7 million, respectively, in the first quarter of 2021. The $0.6 million increase in income before taxes was due to an increase in net interest income, a recovery of provision for credit losses and lower noninterest expense, partially offset by lower noninterest income.

Our effective tax rate in the second quarter of 2021 was 22.0% as compared to 19.3% in the first quarter of 2021 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due to the benefits of tax advantaged investments. Our effective tax rate in the second quarter of 2021 was higher than the first quarter of 2021 due to reductions in taxes on income related to excess tax benefits resulting from the exercise or vesting of stock awards during the first quarter.

Net interest income was higher in the second quarter of 2021 due to an increase in our net interest margin and a higher level of interest earnings assets. The higher balances of interest earning assets were due primarily to an increase in our loan balances. Our net interest margin increased to 3.45% primarily due to a 17 basis point increase in our net interest rate spread. The increase in our net interest rate spread was due to a lower cost of interest-bearing liabilities and higher yields on interest-earning assets. The 10 basis point increase in yield on interest earning assets was primarily due to increased PPP loan forgiveness, resulting in accelerated amortization of deferred origination fees. The seven basis point decrease in our costs of interest-bearing liabilities was the result of repricing our deposit products to lower market rates, the maturity of higher rate time deposits and lower borrowing costs.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $4.0 million recovery of our allowance for credit losses in the second quarter of 2021, as compared to no provision for credit losses in the first quarter of 2021.

The decrease in noninterest income for the second quarter of 2021 as compared to the first quarter of 2021 was due to a $12.2 million decrease in gain on loan origination and sales partially offset by a $1.2 million increase in loan servicing income. The decrease in gain on loan origination and sales was primarily due to lower volumes and profit margins on our single family mortgage origination and sales in the second quarter of 2021 as compared to the first quarter of 2021. The increase in loan servicing income was due to improved mortgage servicing rights ("MSRs") risk management results in the second quarter of 2021, as the first quarter of 2021 had unfavorable risk management results for single family MSRs, due in part to unanticipated volatility in the shape of the yield curve.

The $3.8 million decrease in noninterest expense in the second quarter of 2021 as compared to the first quarter of 2021 was primarily due to a reduction in compensation and benefits costs and general, administrative and other costs. The reduction in compensation and benefit costs was due to a $1.1 million decrease in payroll taxes and reduced staffing, partially offset by the impact of merit increases effective in the latter part of the first quarter of 2021. General, administrative and other costs decreased due to a $1.9 million reimbursement of legal costs received from our insurance carrier in the second quarter of 2021.

Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

Our net income and income before taxes were $58.8 million and $74.1 million, respectively, in the six months ended June 30, 2021, as compared to $26.0 million and $32.9 million, respectively, in the six months ended June 30, 2020. The $41.3 million increase in income before taxes was due to higher net interest income, lower provision for credit losses and lower noninterest expense, partially offset by lower noninterest income.
Our effective tax rate during the six months ended June 30, 2021 was 20.6% as compared to 20.7% in the six months ended June 30, 2020 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments.

Net interest income was higher in the six months ended June 30, 2021 as compared to six months ended June 30, 2020 due to a $300 million increase in interest earning assets and an increase in our net interest margin from 3.03% in the six months ended June 30, 2020 to 3.37% in the six months ended June 30, 2021. The increase in interest earning assets was due to the growth of our loan portfolio. The increase in our net interest margin was due to a 50 basis point increase in our net interest rate spread as decreases in the rates paid on interest bearing liabilities were greater than the decreases in yields on our interest earning assets. The 26 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities at current market rates which were below our portfolio rates, the repricing down of variable rate loans and the prepayment and paydown of higher yielding loans and investments in our portfolios. Our cost of interest-bearing liabilities decreased from 1.15% in the six months ended June 30, 2020 to 0.39% in the six months ended June 30, 2021 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $4 million recovery of our allowance for credit losses in the six months ended June 30, 2021. Due to adverse economic conditions related to the COVID-19 pandemic, in the six months ended June 30, 2020 we recorded a $20.5 million provision for credit losses as an estimate of the potential adverse impact of those conditions on our loan portfolio.

The decrease in noninterest income for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was due to a decrease in loan servicing income, which was partially offset by an increase in gain on loan origination and sale activities. The $2.2 million increase in gain on loan origination and sale activities was due to increased volume and gain on sale margins of multifamily loans, partially offset by lower single family rate locks. The $5.8 million decrease in loan servicing income was due to increased amortization of single family MSRs due to higher levels of prepayments and a $4.4 million decrease in risk management results for single family MSRs which was partially offset by a $2.9 million increase in commercial loan servicing income due to an increase in prepayment fees. The decrease in the risk management results reflected the benefits realized in the six months ended June 30, 2020 related to the high levels of volatility in market interest rates that occurred at the start of the COVID-19 pandemic and the costs recognized in the six months ended June 30, 2021 due in part to unanticipated volatility in the shape of the yield curve.

The $3.4 million decrease in noninterest expense in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was due to lower information services expense, occupancy expense and general, administrative and other expenses, which were partially offset by higher compensation and benefits costs. The higher compensation and benefits costs were due to increased commissions and incentives on higher loan production in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease in information services costs is primarily related to the renegotiation of our core system processing contract. The decrease in occupancy expenses was due to lower rent expense due to the reduction in rental space and $1.8 million impairment related to vacant rental space recognized in the six months ended
June 30, 2020, with no similar charges in 2021. The decrease in general, administrative and other costs primarily relates to a $1.9 million of reimbursement of legal costs received from our insurance carrier in the second quarter of 2021.

Financial Position

During the six months ended June 30, 2021, total assets decreased by $69 million as decreases in investments, loans held for sale and other assets were partially offset by a $153 million increase in loans held for investment. Loans held for investment increased due to $1.7 billion of originations, which were partially offset by prepayments and scheduled payments of $1.3 billion and transfers of $247 million of loans to loans held for sale. Total liabilities decreased primarily due to a $273 million decrease in borrowings, which was partially offset by a $265 million increase in deposits. The decrease in borrowings reflect the reduced need of wholesale funding resulting from the increase in deposits. The growth in deposits was due to new customers and increases in existing customer balances.

Loans Held for Investment

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Commercial real estate loans
Non-owner occupied commercial real estate	$761,754	$766,002	$829,538	$847,079	$867,967
Multifamily	1,966,995	1,521,349	1,428,092	1,327,156	1,306,079
Construction/land development	484,282	532,202	553,695	590,707	630,066
Total commercial real estate loans	3,213,031	2,819,553	2,811,325	2,764,942	2,804,112
Commercial and industrial loans
Owner occupied commercial real estate	457,504	473,273	467,256	462,613	462,903
Commercial business	575,122	757,231	645,723	683,917	697,340
Total commercial and industrial loans	1,032,626	1,230,504	1,112,979	1,146,530	1,160,243
Consumer loans
Single family (1)	812,287	875,417	915,123	936,774	983,166
Home equity and other	334,579	366,300	404,753	446,123	484,757
Total consumer loans	1,146,866	1,241,717	1,319,876	1,382,897	1,467,923
Total	5,392,523	5,291,774	5,244,180	5,294,369	5,432,278
Allowance for credit losses	(59,897)	(64,047)	(64,294)	(64,892)	(65,000)
Net	$5,332,626	$5,227,727	$5,179,886	$5,229,477	$5,367,278
(1)Includes $5.2 million, $4.3 million, $7.1 million, $7.6 million and $5.8 million of single family loans that are carried at fair value at June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.

Loan Roll-forward

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Loans - beginning balance	$5,291,774	$5,244,180	$5,294,369	$5,432,278	$5,093,229
Originations and advances	911,630	768,787	734,029	612,091	833,111
Transfer to LHFS	(116,963)	(129,898)	(223,755)	(102,879)	—
Payoffs, paydowns and other	(693,904)	(591,217)	(559,996)	(646,646)	(494,009)
Charge-offs and transfers to OREO	(14)	(78)	(467)	(475)	(53)
Loans - ending balance	$5,392,523	$5,291,774	$5,244,180	$5,294,369	$5,432,278

Loan Originations and Advances

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Commercial real estate loans
Non-owner occupied commercial real estate	$14,308	$8,404	$18,233	$23,183	$4,279
Multifamily	513,620	282,795	353,802	272,460	191,345
Construction/land development	183,571	165,631	171,822	153,222	137,747
Total commercial real estate loans	711,499	456,830	543,857	448,865	333,371
Commercial and industrial loans
Owner occupied commercial real estate	8,709	33,155	20,968	15,192	5,762
Commercial business	83,053	163,525	41,357	34,956	339,532
Total commercial and industrial loans	91,762	196,680	62,325	50,148	345,294
Consumer loans
Single family	78,182	95,544	103,016	83,805	122,729
Home equity and other	30,187	19,733	24,831	29,273	31,717
Total consumer loans	108,369	115,277	127,847	113,078	154,446
Total	$911,630	$768,787	$734,029	$612,091	$833,111

Credit Quality
As of June 30, 2021, our ratio of nonperforming assets to total assets remained low at 0.31%, while our ratio of total loans delinquent over 30 days to total loans was 0.61%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

June 30, 2021
Total loans held for investment	$1,467	$803	$9,731	$20,835	$32,836	$5,359,687	$5,392,523
%	0.03%	0.01%	0.18%	0.39%	0.61%	99.39%	100.00%

March 31, 2021
Total loans held for investment	$858	$1,156	$10,676	$21,541	$34,231	$5,257,543	$5,291,774
%	0.02%	0.02%	0.20%	0.41%	0.65%	99.35%	100.00%

(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $13.3 million and $13.5 million at June 30, 2021 and March 31, 2021, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Allowance for credit losses
Beginning balance	$64,047	$64,294	$64,892	$65,000	$58,299
Provision for credit losses	(4,145)	(371)	210	273	6,705
Recoveries (charge-offs), net	(5)	124	(808)	(381)	(4)
Ending balance	$59,897	$64,047	$64,294	$64,892	$65,000

Allowance for unfunded commitments:
Beginning balance	$1,959	$1,588	$1,798	$2,071	$2,307
Provision for credit losses	145	371	(210)	(273)	(236)
Ending balance	$2,104	$1,959	$1,588	$1,798	$2,071

Provision for credit losses:
Allowance for credit losses - loans	$(4,145)	$(371)	$210	$273	$6,705
Allowance for unfunded commitments	145	371	(210)	(273)	(236)
Total	$(4,000)	$—	$—	$—	$6,469

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	June 30, 2021		March 31, 2021		December 31, 2020
Allowance for credit losses	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied commercial real estate	$9,077	1.19%	$9,218	1.20%	$8,845	1.07%
Multifamily	7,245	0.37%	6,969	0.46%	6,072	0.43%
Construction/land development
Multifamily construction	500	1.15%	3,936	3.69%	4,903	4.25%
Commercial real estate construction	2,022	6.75%	1,908	6.67%	1,670	6.12%
Single family construction	5,653	2.05%	5,007	1.86%	5,130	1.98%
Single family construction to perm	1,047	0.78%	1,124	0.88%	1,315	0.87%
Total commercial real estate loans	25,544	0.80%	28,162	1.00%	27,935	0.99%
Owner occupied commercial real estate	5,518	1.21%	5,266	1.12%	4,994	1.08%
Commercial business	15,874	4.36%	17,105	4.68%	17,043	4.72%
Total commercial and industrial	21,392	2.61%	22,371	2.68%	22,037	2.67%
Single family	7,163	1.02%	6,735	0.88%	6,906	0.85%
Home equity and other	5,798	1.74%	6,779	1.85%	7,416	1.83%
Total consumer	12,961	1.25%	13,514	1.20%	14,322	1.18%
Total	$59,897	1.18%	$64,047	1.34%	$64,294	1.33%

(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Loan originations
Single family loans	$562,804	$623,889	$628,762	$573,065	$537,386
Commercial and industrial and CRE loans	42,435	113,304	162,898	116,496	65,338
Loans sold
Single family loans	627,282	573,040	592,661	686,280	397,150
Commercial and industrial and CRE loans (1)	138,421	257,717	406,717	170,980	48,622
Net gain on loan origination and sale activities
Single family loans	15,836	26,187	27,044	27,632	28,288
Commercial and industrial and CRE loans (1)	5,435	7,272	9,822	5,498	1,739
Total	$21,271	$33,459	$36,866	$33,130	$30,027
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Single family servicing income, net:
Servicing fees and other	$3,975	$3,935	$4,120	$4,124	$4,254
Changes - amortization (1)	(5,181)	(5,693)	(5,508)	(4,401)	(4,351)
Net	(1,206)	(1,758)	(1,388)	(277)	(97)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	(5,024)	11,463	2,015	(2,960)	(2,166)
Net gain (loss) from derivatives hedging	5,024	(12,591)	(1,328)	(91)	2,318
Subtotal	—	(1,128)	687	(3,051)	152
Single family servicing income (loss)	(1,206)	(2,886)	(701)	(3,328)	55
Commercial loan servicing income:
Servicing fees and other	5,270	4,978	4,844	3,096	3,606
Amortization of capitalized MSRs	(2,133)	(1,344)	(1,573)	(1,350)	(1,259)
Total	3,137	3,634	3,271	1,746	2,347
Total loan servicing income (loss)	$1,931	$748	$2,570	$(1,582)	$2,402

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Single Family MSRs
Beginning balance	$62,352	$49,966	$47,018	$47,804	$49,933
Additions and amortization:
Originations	7,726	6,616	6,482	6,569	4,211
Changes - amortization (1)	(5,181)	(5,693)	(5,508)	(4,401)	(4,351)
Net additions and amortization	2,545	923	974	2,168	(140)
Change in fair value due to assumptions (2)	(5,025)	11,463	1,974	(2,954)	(1,989)
Ending balance	$59,872	$62,352	$49,966	$47,018	$47,804
Ratio to related loans serviced for others	1.05%	1.10%	0.85%	0.76%	0.76%

Multifamily and SBA MSRs
Beginning balance	$39,626	$35,774	$31,806	$30,583	30,120
Originations	1,620	5,196	5,458	2,524	1,648
Amortization	(2,133)	(1,344)	(1,490)	(1,301)	(1,185)
Ending balance	$39,113	$39,626	$35,774	$31,806	$30,583
Ratio to related loans serviced for others	1.92%	2.02%	1.99%	1.93%	1.89%

(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,316,698	$1,190,953	$1,092,735	$1,022,786	$1,049,356
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	557,677	557,900	484,265	545,890	484,869
Statement savings accounts due on demand	293,563	287,028	264,024	258,727	246,817
Money market accounts due on demand	2,650,564	2,665,875	2,596,453	2,512,440	2,471,388
Total interest-bearing transaction and savings deposits	3,501,804	3,510,803	3,344,742	3,317,057	3,203,074
Total transaction and savings deposits	4,818,502	4,701,756	4,437,477	4,339,843	4,252,430
Certificates of deposit	1,022,967	1,178,714	1,139,807	1,174,839	1,136,483
Noninterest-bearing accounts - other	245,058	250,763	244,275	301,008	267,408
Total deposits	$6,086,527	$6,131,233	$5,821,559	$5,815,690	$5,656,321

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	21.6%	19.4%	18.8%	17.6%	18.6%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	9.2%	9.1%	8.3%	9.4%	8.6%
Statement savings accounts, due on demand	4.8%	4.7%	4.5%	4.4%	4.3%
Money market accounts, due on demand	43.5%	43.5%	44.6%	43.2%	43.7%
Total interest-bearing transaction and savings deposits	57.5%	57.3%	57.4%	57.0%	56.6%
Total transaction and savings deposits	79.1%	76.7%	76.2%	74.6%	75.2%
Certificates of deposit	16.8%	19.2%	19.6%	20.2%	20.1%
Noninterest-bearing accounts - other	4.1%	4.1%	4.2%	5.2%	4.7%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; and (iii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Tangible book value per share
Shareholders' equity	$708,731	$701,463	$717,750	$696,306	$694,649
Less: Goodwill and other intangibles	(32,295)	(32,587)	(32,880)	(33,222)	(33,563)
Tangible shareholders' equity	$676,436	$668,876	$684,870	$663,084	$661,086

Common shares outstanding	20,791,659	21,360,514	21,796,904	21,994,204	23,007,400

Computed amount	$32.53	$31.31	$31.42	$30.15	$28.73

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$676,436	$668,876	$684,870	$663,084	$661,086
Tangible assets
Total assets	$7,167,951	$7,265,191	$7,237,091	$7,409,641	$7,351,118
Less: Goodwill and other intangibles	(32,295)	(32,587)	(32,880)	(33,222)	(33,563)
Net	$7,135,656	$7,232,604	$7,204,211	$7,376,419	$7,317,555

Ratio	9.5%	9.2%	9.5%	9.0%	9.0%

Core net income
Net income	$29,157	$29,663	$27,598	$26,349	$18,904
Adjustments (tax effected)
Restructuring related charges	—	—	4,786	1,838	1,697
Contingent payout	—	—	—	—	(446)
Total	$29,157	$29,663	$32,384	$28,187	$20,155

Return on average tangible equity (annualized)
Average shareholders' equity	$718,838	$731,719	$717,666	$716,899	$698,521
Less: Average goodwill and other intangibles	(32,487)	(32,777)	(33,103)	(33,447)	(33,785)
Average tangible equity	$686,351	$698,942	$684,563	$683,452	$664,736

Net income	$29,157	$29,663	$27,598	$26,349	$18,904
Adjustments (tax effected)
Amortization of core deposit intangibles	229	236	267	266	272
Tangible income applicable to shareholders	$29,386	$29,899	$27,865	$26,615	$19,176

Ratio	17.2%	17.3%	16.2%	15.5%	11.6%

Return on average tangible equity (annualized) - Core
Average tangible equity (per above)	$686,351	$698,942	$684,563	$683,452	$664,736

Core net income (per above)	$29,157	$29,663	$32,384	$28,187	$20,155
Adjustments (tax effected)
Amortization of core deposit intangibles	229	236	267	266	272
Tangible core income applicable to shareholders	$29,386	$29,899	$32,651	$28,453	$20,427

Ratio	17.2%	17.3%	19.0%	16.6%	12.4%

	As of or for the Quarter Ended
(in thousands, except share and per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Return on average assets (annualized) - Core
Average assets	$7,342,275	$7,310,408	$7,463,702	$7,499,809	$7,207,996
Core net income (per above)	29,157	29,663	32,384	28,187	20,155

Ratio	1.59%	1.65%	1.73%	1.50%	1.12%

Efficiency ratio
Noninterest expense
Total	$52,815	$56,608	$64,770	$58,057	$57,652
Adjustments:
Restructuring related charges	—	—	(6,112)	(2,357)	(2,153)
Legal fees recovery	1,900	—	—	—	—
Prepayment fee on FHLB advances	—	—	(1,492)	—	—
State of Washington taxes	(602)	(579)	(1,056)	(677)	(675)
Adjusted total	$54,113	$56,029	$56,110	$55,023	$54,824

Total revenues
Net interest income	$57,972	$54,517	$56,048	$55,684	$51,496
Noninterest income	28,224	38,833	43,977	36,155	36,602
Adjustments:
Contingent payout	—	—	—	—	(566)
Adjusted total	$86,196	$93,350	$100,025	$91,839	$87,532

Ratio	62.8%	60.0%	56.1%	59.9%	62.6%

Core diluted earnings per share
Core net income (per above)	$29,157	$29,663	$32,384	$28,187	$20,155
Fully diluted shares	21,287,974	21,961,828	22,103,902	22,877,226	23,479,845

Ratio	$1.37	$1.35	$1.47	$1.23	$0.86

Effective tax rate used in computations above	22.0%	19.3%	21.7%	22.0%	21.2%

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. (and any consolidated subsidiaries of HomeStreet, Inc.) and its operations, performance and financial condition, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include our expectations about future performance and financial condition, long term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that actual results may differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will continue to impact our business, operations and performance, which could have a negative impact on our credit portfolio, borrowers, and share price; recent restructuring activities; challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position, generate positive net income and cash flow and return capital to our shareholders; our inability to implement all or a significant portion of the cost reduction measures we have identified; the possibility that the results of such measures may fall short of our financial and operational expectations; adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by our regulators that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; increases in competition; unfavorable changes in general economic conditions; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and the extent of our success in resolving problem assets. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.